Exhibit 99.2

OPTIMER PHARMACEUTICALS, INC. ANNOUNCES COMPLETION OF

PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO, CA — March 1, 2010 — Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced the closing of its previously announced public offering of 4,887,500 shares of its common stock, including 637,500 shares sold pursuant to the full exercise of an over-allotment option previously granted to the underwriter. The net proceeds to Optimer from the sale of shares in the offering, after deducting underwriting discounts and commissions, were approximately $51.5 million.

Jefferies & Company, Inc. acted as sole book-running manager in the offering.

A registration statement relating to the shares issued in the offering has been filed with, and declared effective by, the Securities and Exchange Commission. A prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and related prospectus may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022 or at (888) 449-2342.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

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Contact

Optimer Pharmaceuticals, Inc.

Christina Donaghy, Corporate Communications Manager

John D. Prunty, Chief Financial Officer & VP Finance

858-909-0736